Exhibit 10.12

Consulting Agreement

Entered into this 13th day of November, 2023 by Firefly Neurscience Inc. a company organized under the laws of the State Delaware located at 1100 Military Road, Buffalo, NY, 14217 (the “Company”) and Paul Krzywicki, having a mailing address: 93 Cactus Crescent,Stoney Creek, ON  L8J 0M4 (the “Consultant”).

RETENTION OF CONSULTANT AND SERVICES

1.1

Subject to the terms and conditions set forth herein, the Company hereby retains Consultant to act as a Controller (the “Position”) and in such Position, Consultant’s responsibilities, and the services she will render to the Company shall include, without limitation as assigned and any other service that is within the normal duties of such Position (the “Services”). The Services are to be performed by the Consultant, and the Consultant hereby accepts such consultancy position in the Company. The parties agree that the scope of the Services may be changed from time to time by mutual agreement and any such changes shall be deemed automatically incorporated into the definition of Services without need for further action by either Party. The Consultant shall report and be subject to the directions of the Company's CEO or any other person designated by the Company’s Board of Directors (the “Board”).

1.2

Without derogating from any other provision herein, the Consultant acknowledges and agrees that during the term hereof (a) the Company is free at all times to appoint other consultants, or to use its own employees, in connection with any of the Services to be provided by the Consultant pursuant to this Agreement; (b) the Consultant will exercise reasonable care and diligence to prevent, and will not take, any action or condition which could result in a conflict with, or prejudicial to, the interests of the Company; and (c) she shall render his Services personally and will act faithfully and perform his duties hereunder diligently and promptly for the benefit of the Company.

1.3

The parties hereby agree that the Consultant is not deemed to be an agent or a representative of the Company and therefore does not possess any authority, whether actual or apparent, to represent the Company or to contractually commit the Company in any way or manner, except as specifically authorized by the Company in writing.

1.4

The Consultant hereby represents and warrants to the Company that execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement to which she is a party or by which she is bound, and (ii) does not require the consent of any person or entity.

1.5

Consultant did not bring and agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant under obligation of confidentiality, unless such materials or documents were or are generally available to the public or Consultant has authorization from such present or former employer or other person for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or others and obligations during the term of this Agreement.

2.	TERM, TERMINATION, COMPENSATION AND EXPENSES

2.1

Consultant's retention under this Agreement shall commence on November 13, 2023 (the “Effective Date”) until terminated as provided hereunder (the “Term”). This Agreement may be terminated by either the Company or the Consultant upon providing fifteen (15) days advance written notice.

2.2

Notwithstanding anything to the contrary stated in Section 2.1 above, this Agreement may be terminated by either party upon written notice of seven (7) days if the other party having committed a material breach of the Agreement, shall fail to correct the same, promptly after receiving written notice with respect thereto from the first party.

2.3

Subject to and in consideration for the performance of all of the Services required to be rendered hereunder by the Consultant, the Company shall pay the Consultant an amount of 11,250 CAD per month (the “Fees”). The Consultant acknowledges that the Fees payable to him by the Company include fair and reasonable consideration for his undertakings under this Agreement, including those set forth in Schedule A. It is hereby agreed that the Fees constitute the sole and entire consideration payable by the Company to the Consultant for the provision of the Services by the Consultant. The parties agree that the Fees may be changed from time to time by a mutual agreement in writing, in accordance with Section 4.5, and any such changes shall be deemed automatically incorporated into the definitions of Fees without need for further action by either Party.

2.4	The Consultant shall be paid within 15 days upon presentation of duly executed invoices, to be provided to the Company at the beginning of each month for Services rendered during the preceding month.

2.5

The parties hereto agree that all taxes, social insurance payments, pension payments, health insurance and any other such payments, shall be borne solely by the Consultant. The Company shall not pay nor be liable to pay any taxes upon the payment to the Consultant of any remuneration as set forth in this Agreement. Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement. The Company shall not undertake any social insurance premiums, pension payment and health insurance on the name of the Consultant.

2.6

The Company shall reimburse Consultant for all reasonable ordinary and customary business expenditures, (such as, travel expenses, and hospitality, etc.) incurred in connection with or in furtherance of performing the Services hereunder, provided that such expenses were pre-approved by the CEO of the Company, and against presentation of applicable receipts and/or supporting documentation.

2.7	Except as stated in this Section 2, the Company shall have no liability to reimburse Consultant for any expenses incurred by the Consultant in connection with this Agreement.

3.	STATUS OF PARTIES

3.1

Consultant and Company will at all times be deemed to be independent contractors with respect to one another, and at no time shall the Consultant be deemed to be an agent or employee of the Company or any of its affiliates and/or subsidiaries. This Agreement does not create and shall not be construed as creating an employment relationship between the Company and Consultant.

3.2

It shall be the sole and exclusive responsibility of Consultant to make the necessary contributions and/or compulsory payments to the applicable tax and other government agencies and/or private funds and insurance companies, all in accordance with applicable law. If the Company receives a claim from any government agency and/or insurance company to make payment on account of any contributions for or on behalf of the Consultant, the Company shall have the right to deduct any amount it actually paid from any amount due to the Consultant under this Agreement, and to the extent that any such claims are made following termination of this Agreement, Consultant hereby undertakes to fully indemnify the Company for any such amounts upon its first request and the Company may set off any such amounts from any amounts then owed by the Company to the Consultant.

3.3

Consultant undertakes to maintain a proper set of accounting books as required by applicable law and to open and/or maintain a file with the applicable tax and other governmental authorities. Consultant is exclusively responsible for filing any reports with said tax and other governmental authorities, which are required to be filed in connection with and arising out of the Services rendered by him under this Agreement.

4.	MISCELLANEOUS

4.1

Information and Confidentiality; Non-Competition and Non-Solicitation; Proprietary Rights. Upon execution of this Agreement, Consultant shall sign the non-disclosure, non- competition, non-solicitation and proprietary information agreement attached hereto as Schedule A, such agreement to form an integral part of this Agreement.

4.2

Notice; Addresses. The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice. All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above or delivered by electronic means of communications, and shall be deemed to have been delivered to the other party at the earlier of the following three dates: (i) if sent by registered mail - three (3) business days from the date of mailing; (ii) if delivered by hand - upon actual delivery or attempted delivery (in the event of a refusal to accept it) at the address of the addressee; (iii) if delivered by facsimile or other electronic means of communication – upon electronic confirmation of receipt of the notice.

4.3

Tax. Consultant shall be solely responsible for any income taxes or other assessments made or imposed by any governmental authority on him with respect to the Fees and/or any additional benefits and/or expenses payable hereunder

4.4

Assignment. This Agreement is personal, non-assignable and non-delegable by Consultant. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, and such assignment and assumption shall serve as a release of the Company.

4.5

Entire Agreement and Amendment. This Agreement is the only agreement between the parties on the subject matter of the Agreement and supersedes all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement and that were made prior to the date of this Agreement. No change, modification, alteration or addition of or to any provision of this Agreement shall be binding unless in writing and executed by or on behalf of all parties by a duly authorized representative.

4.6

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.7

Governing Law and Jurisdiction. It is hereby agreed between the parties that the laws of the Province of Ontario, Canada shall exclusively apply to this Agreement, without regard to the principles of the conflict of laws. The competent courts in Canada shall have exclusive jurisdiction to adjudicate any dispute and/or matter arising out of this Agreement.

4.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.9	Survival. The provisions of Sections 2.5, 3, 4 (to the extent consistent with the provisions therein) and Schedule A shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Jon Olsen

Chief Executive Officer

Paul Krzywicki

Controller

Schedule A

To the Consulting Agreement between Firefly Neuroscience and Consultant

Name of Consultant: Paul Krzywicki, with an address of: 93 Cactus Crescent, Stoney Creek, ON  L8J 0M4.

1.	General

1.1	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement to which this Schedule A is attached (the “Consulting Agreement”).

1.2	For purposes of this Schedule A and more specifically, any undertaking of the Consultant towards the Company, use of the term ‘Company’ shall include any subsidiaries and affiliates of the Company.

1.3

Consultant’s obligations and representations and the Company's rights under this Schedule A shall apply as of the date of commencement of engagement, regardless of the date of execution of the Consulting Agreement.

1.4

Consultant hereby acknowledges that as part of his engagement with the Company, she shall have access to confidential and proprietary information which is of value to the Company, and that his entering into the undertakings in this Schedule A is a condition of his engagement by the Company.

2.	Confidentiality; Proprietary Information

2.1

“Proprietary Information” means any and all confidential and/or proprietary knowledge, data, or information concerning the Company business and financial activities of the Company including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions (including without limitation, Company Inventions as defined below), research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, service providers, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature, which the Company may obtain or receive from third parties.

2.2

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) is or shall become part of the public knowledge except as a result of the breach of the Consulting Agreement (including this Schedule A) by Consultant; or (ii)    reflects information generally known in the industries or trades in which the Company operates; or (iii) was in the Consultant's possession prior to its disclosure by the Company, as shown by prior written records; or (iv) is rightfully received by the Recipient from a third party without a duty of confidentiality.

2.3

Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part, to purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4

Consultant agrees that all Proprietary Information and ownership rights in connection therewith shall be the sole and exclusive property of the Company. At all times, both during the engagement of the Consultant by the Company and after the termination of the engagement, Consultant will (i) keep in confidence and trust all Proprietary Information, (ii)    will not disclose any Proprietary Information or anything relating to it without the written consent of the Company or as required by law, in which case Consultant shall provide prompt notice of such requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure., and (iii) will not make use of any Proprietary Information for his own purposes or for the benefit of any other person or entity and will not reproduce the Proprietary Information except as may be necessary in the ordinary course of rendition of the Services by the Consultant and the performance by Consultant of his duties under the Consulting Agreement.

2.5

Upon termination of Consultant’s engagement with the Company, for whatever reason, or upon demand by the Company, Consultant will promptly deliver to the Company all documents and materials of any nature, in any and all forms, that constitute Proprietary Information and any and all documents and materials pertaining to Consultant’s engagement with the Company, in any and all forms, and will not take with him any documents, materials or copies thereof, in any and all forms, containing any Proprietary Information and will return to the Company any equipment, tools, computer or other devices owned by the Company, or given to him by the Company, and in his possession.

2.6

The Consultant agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his engagement by the Company, not to make any use of any intellectual property rights of any third party without the written consent of such third party for the possession and unrestricted use of such intellectual property.

3.	Disclosure and Assignment of Company Inventions

3.1

“Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works, trade secrets and any other intellectual property rights under law, whether or not patentable, copyrightable or capable of being protected as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Consultant, whether alone or jointly with others, during the period of Consultant's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, or (ii) result from the Services and/or work performed by Consultant for the Company.

3.2

Consultant acknowledges and agrees that all original works of authorship which are developed or otherwise made by him (whether solely or jointly with others) within the scope of his engagement by the Company and which are (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, or (ii) result from work performed by Consultant for the Company or with which she becomes familiar with as a result of his performing work for the Company, whether or not protectable by copyright are the sole and exclusive property of the Company and its assigns.

3.3	Consultant undertakes and covenants that she will promptly disclose in confidence to the Company all Company Inventions.

3.4

Consultant hereby irrevocably transfers and assigns to the Company for no additional consideration all worldwide patents, patent applications, copyrights, mask works, trade secrets and all other intellectual property rights in any Company Invention, and any and all moral rights that she may have in or with respect to any Company Invention and the Consultant hereby unconditionally and irrevocably waives any right to any additional compensation to which she may be entitled with respect to any such assigned proprietary rights pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to the Israeli Patents Law-1967, or any provision that may supersede it.

3.5

Consultant agrees to reasonably assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Consultant will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Consultant’s engagement with the Company, regardless of the reason for termination provided that in the event that the Company requests such assistance after the termination of this Agreement, it shall pay the Consultant a fee in the amount of $40 per hour for the time spent by Consultant in providing such assistance.

3.6

In connection with the aforesaid, if the Company is unable for any reason, after reasonable effort, to secure Consultant's signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its authorized officers and agents as Consultant's agent and attorney in fact, coupled with an interest to act for and on Consultant’s behalf and in Consultant’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Consultant himself.

3.7

Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by the Consultant, whether alone or jointly with others, during the period of engagement by the Company, which records shall be available to and remain the sole property of the Company at all times. In the event of termination of engagement for any reason, the Consultant agrees to immediately deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information of the Company.

4.	Non-Competition and Non-Solicitation

4.1

In consideration of Consultant's terms of engagement hereunder, which include special compensation for his undertakings under this Schedule A, this Section 4 and the following Section 5, in particular and in order to enable the Company to effectively protect its Proprietary Information, the Consultant agrees and undertakes that she will not, during the Term of the Consulting Agreement and for a period of twenty four (24) months following termination of the Consulting Agreement, for any reason whatsoever; directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

4.2

Consultant agrees and undertakes that during the engagement between the parties and for a period of twenty four (24) months following termination of such engagement for whatever reason, Consultant will not, directly or indirectly, including personally or in connection with or on behalf of any business in which Consultant may be an officer, director, shareholder, employee or consultant, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or in a similar position, as well as not soliciting clients or suppliers or business relationships of the company.

4.3

The Consultant undertakes to keep the contents of the Consulting Agreement and this Schedule A confidential and not to disclose the contents of them to any third party without the prior written consent of the Company.

5.	Reasonableness of Protective Covenants

Insofar as the protective covenants set forth in this Schedule A are concerned, Consultant specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Schedule A is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Schedule A to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

6.	Remedies for Breach

Consultant acknowledges that the legal remedies for breach of the provisions of this Schedule A may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, seek and obtain temporary, preliminary and permanent injunctions or other equitable relief against any and all such actions.

7.	Intent of Parties

Consultant recognizes and agrees: (i) that this Schedule A is necessary and essential to protect the Company’s Business and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Consulting Agreement, for Consultant's agreement to be bound by the provisions of this Schedule A.

8.	Survival

Consultant's undertakings set forth in this Schedule A shall survive termination of the Consulting Agreement.

CONSULTANT	DATE